EXHIBIT "A"

                           Baywood International, Inc.

                        1996 INCENTIVE STOCK OPTION PLAN



         1. Purpose. The purpose of the Plan is to advance the interests of Baywood International, Inc. (the "Company") by encouraging and enabling the acquisition of a financial interest in the Company by key employees through options granted under the Plan. Management believes that this Plan will aid the Company in attracting and retaining key employees upon whose judgment, interest and special efforts the Company is largely dependent for the successful conduct of its operations and in competing effectively with other enterprises for the services of new employees as may be needed for the continued success of the Company. It is believed that the acquisition of such option grants will stimulate the efforts of such key employees on behalf of the Company and strengthen their desires to remain in the employ of the Company.

         2. The Stock. The shares of stock (the "Stock") available for the grant of options under the original Plan shall consist of 500,000 shares of Common Stock of the Company or the number and kind of shares of stock or other securities which shall be substituted for such shares or to which such shares shall be adjusted as provided in Section 6 hereof. Such numbers of shares may be set aside out of the authorized but unissued shares of Common Stock of the Company not reserved for any other purposes or out of shares of Common Stock held in or acquired for the treasury of the Company. All or any shares of Stock subjected under this Plan to an option which, for any reason, terminates, expires, or is cancelled unexercised as to such shares, may again be subjected to an option under this Plan.

         3. Administration. The Plan shall be administered on behalf of the Board of Directors of the Company (the "Board") serving as the Compensation Committee of the Board (the "Committee"). The Committee shall initially consist of all the members of the Board of Directors, and such make-up shall continue until the Board names additional or different members to the Committee.

         The Committee shall determine, within the limits of the express provisions of the Plan, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, the duration of each option, the option price under each option, and the time or times within which (during the term of the option) all or portions of each option may be exercised. In making such determinations, the Committee may take into account the nature of the services rendered by such individuals or classes of individuals, their present and potential contributions to the Company's success, and such other factors as the Committee in its discretion shall deem relevant. Each employee to whom an option is granted shall enter into a written agreement ("Option Agreement") with the Company setting forth the terms and conditions of the option granted to him, which agreement shall contain such terms and conditions consistent with the Plan as the Committee shall approve.
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         Subject  to the  express  provisions  of the Plan,  the  Committee  may interpret the Plan, prescribe, amend, and rescind rules and regulations relating to it, determine the terms and provisions of the respective Option Agreements (which need not be identical), and make all other determinations necessary or advisable for the administration of the Plan.

         The  determination  of the Committee on the matters referred to in this
Section 3 shall be conclusive.

         4. Eligibility. Options may be granted only to key employees of the Company and/or a subsidiary thereof. The term "subsidiary" shall mean any corporation which the Company controls either directly or indirectly through ownership of fifty percent (50%) or more of the total combined voting power of all classes of stock of such corporation.

         5. Grant, Terms and Conditions of Options. Options may be granted at any time and from time to time prior to the termination of the Plan. The day on which the Committee approves the granting of an option shall for all purposes of this Plan be considered the date on which such option is granted. Except as hereinafter provided, Options granted pursuant to the Plan shall be subject to the following terms and conditions:

                  (a) Price. The purchase price of the shares of Stock shall be determined by the Committee. In no event shall the initial exercise price of an option be less than the fair market value of such Stock on the date of grant. The term "fair market value" shall mean as applied to the Stock on any day as shall be determined in good faith by the Committee without regard to any restriction other than a restriction which, by its terms, never lapses. The purchase price shall be paid in full on the date of exercise, in cash, by check or in such other consideration (including stock of the Company) as expressly permitted by the terms of the particular option.

                  (b) Withholding of Taxes. The Company's obligation to deliver shares of Stock pursuant to this Plan shall be subject to applicable federal, state and local tax withholding requirements.

                  (c) Duration of Options. Options may be granted for terms of up to but not exceeding ten (10) years from the date the particular option is granted.

                  (d) Cancellation of Options. In the event the market value of Stock subject to option under the Plan shall be less than the option price for such Stock, the Committee may, in its discretion and with the consent of the optionee, cancel such options and grant new options consistent with the terms of the Plan.

                  (e) Limitation on Grant of Options. The aggregate fair market value (determined as of the time the option is granted) of the Stock as to which options are exercisable for the first time by an eligible employee during any calendar year (under the Plan and under
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any other stock  option plan of the Company or any  subsidiary  of the  Company)
shall not exceed One Hundred Thousand Dollars ($100,000).

                  (f) Transferability of Options. No option granted to an employee under the Plan shall be transferable by such employee, other than by will or the laws of descent and distribution, and all such options shall be exercisable, during such employee's lifetime, only by such employee.

         6. Adjustment in Number of Shares and in Option Price. In the event there is any change in the shares of the Company's Common Stock through the declaration of stock dividends or a stock split-up, or through recapitalization, resulting in share split-ups, or combinations or exchange of shares, or otherwise, the number of shares of the Stock available for option, as well as the shares subject to any option and the option price thereof, shall be appropriately adjusted by the Committee.

         7. Amendment. The Board may alter or amend the Plan and may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option in the manner and to the extent it shall deem desirable to carry the Plan into effect without further action on the part of the stockholders of the Company; but the Board may not without the approval of the Company's stockholders make any alteration or amendment thereof which (a) makes any change in the class of eligible employees as defined in Section 4 hereof; (b) increases the total number of shares of Stock for which options may be granted under the Plan; (c) extends the terms of the Plan or the maximum option period provided under the Plan; or (d) decreases the minimum option price provided in Section 5 hereof.

         The Committee may, with the consent of the grantee, amend an option or otherwise modify an option in any manner, provided that the terms of the amended option are consistent with the principles of this Plan.

         It is  intended  that this Plan will comply  with the  requirements  of
Section 16(b) under the 1934 Act and Rule 16b-3 thereunder, as applicable during the term of the Plan. Should such requirements change, as interpreted by the Committee and its counsel, the Board may amend this Plan or the Committee may amend any rules or practices adopted hereunder accordingly, without the necessity for stockholder approval, consistent with applicable law.

         8. Effective Date and Termination of Plan. All provisions of this Plan are effective as of July 30, 1996. This Plan shall terminate on the earliest of
(a) the date when all shares of the Stock shall have been acquired through exercise of options granted under the Plan; (b) ten (10) years after the date of adoption of the Plan by the Board on July 30, 1996; or (c) such earlier date as the Board may determine. Any option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.
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         9. Use of Proceeds. The proceeds from the sale of Stock pursuant to the
Plan will be used for general corporate purposes.

         10. Governing Law. The Plan shall be governed by and interpreted according to the laws of the State of Arizona.

Date of Adoption by Board of Directors:  July 30, 1996.
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